Filed Pursuant to Rule 433

Registration No. 333-232144

BARCLAYS

Fact Sheet | *December 9, 2020*

Buffered Digital Notes

Issuer:	Barclays Bank PLC
Tenor:	Approximately 15 months
Reference Asset:	The Dow Jones Industrial Average Index (Bloomberg ticker: "INDU <Index>")
Digital Percentage:	[5.50% – 6.50%], to be determined on the Initial Valuation Date
Buffer Percentage:	10.00%
CUSIP / ISIN:	06747QRG4 / US06747QRG46
Initial Value:	The Closing Value of the Index on the Initial Valuation Date
Final Value:	The Closing Value of the Index on the Final Valuation Date
Initial Valuation Date:	December 23, 2020
Issue Date:	December 29, 2020
Final Valuation Date:	March 23, 2022
Maturity Date:	March 28, 2022

Selected Structure Definitions

Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:

- If the Final Value is *greater than* or *equal to* the Initial Value, an amount calculated as follows:

  $1,000 + [$1,000 x Digital Percentage]

- If the Final Value is *less than* the Initial Value, and greater than or equal to the Buffer Value, $1,000 per $1,000 principal amount note

- If the Final Value is *less than* the Buffer Value, an amount calculated as follows:

  $1,000 + [$1,000 x (Reference Asset Return + Buffer Percentage)]

  If the Final Value is less than the Buffer Value, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your notes at maturity.

Reference Asset Return: The performance of the Reference Asset from the Initial Value to the Final Value

All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated December 2, 2020 (the "Pricing Supplement"). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control.

The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. ***Any payment on the notes, including any Payment at Maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.***

Hypothetical Payment at Maturity[i]



$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
Reference Asset Return

Reference Asset Return	Payment at Maturity[i]	Total Return on Notes[i]
60.00%	$1,055.00	5.50%
50.00%	$1,055.00	5.50%
40.00%	$1,055.00	5.50%
30.00%	$1,055.00	5.50%
20.00%	$1,055.00	5.50%
10.00%	$1,055.00	5.50%
0.00%	$1,055.00	5.50%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-60.00%	$500.00	-50.00%
-80.00%	$300.00	-70.00%

[i] Assuming that the Digital Percentage will be set at 5.50%

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747QRG4.pdf You may access the index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.